Form N-SAR,
Sub-Item 77Q1(a)
Copies of any material amendments
to the registrants charter


Nuveen Massachusetts AMT-Free Municipal Income Fund f/k/a Nuveen Insured Massachusetts Tax-Free
Advantage Municipal Fund

811-21216


Attached please find as an exhibit under Sub-Item 77Q1(a) of Form N-SAR a copy of the Certificate of Name Change Amendment, considered to be an amendment to the Funds Charter.